May 1, 1997


Dear Stockholder:

     Enclosed you will find the following material relating to Canterbury Corporate Services, Inc.'s (the "Company") 1996 fiscal year which ended on November 30, 1996:

      Notice of the Annual Meeting of Shareholders

      Proxy Statement

      Proxy Form and Return Envelope

      A Copy of the Company's 1996 Annual Report

      Press Release for the First Quarter of Fiscal 1997 ended February 28,
      1997.

      I would appreciate it if you would complete the enclosed proxy and return it in the enclosed envelope.

      Also, the Board of Directors voted to offer a 20% reduction from the list price of any CALC/Canterbury Corp. course to every current Canterbury shareholder. For this opportunity, you need only send to the Corporate Office in Medford, New Jersey a copy of your stock certificate or a copy of your brokerage account statement in which your shares are being held. You will then be sent a training schedule. Once you have selected a course, call the Investor Relations Department of Canterbury at (800) 873-2040. This reduced tuition offer stands alone and can not be part of a group purchase discount.


                Very truly yours,

                CANTERBURY CORPORATE SERVICES, INC.


                By:/s/Stanton M. Pikus
                   ---------------------------------
                   Stanton M. Pikus, President


Enclosures